GLOBAL CONCEPTS NEWS IS TOO HOT TO WAIT
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MONTCLAIR, N.J., - April 14, 2005. Global Concepts (OTCBB: GCCP)
announced today that first quarter revenue for 2005 exceeded
$8,500,000, almost double 2004's last quarter.

Almost all of this revenue, for both quarters, is the product of Global's recent acquisitions in France.

Ed Rodriguez, Global's now chairman and CEO was ecstatic: "I can comfortably report to all our shareholders and other interested people that we have contracted business for the second quarter of 2005 which will give us gross billings for the second quarter in excess of $10,000,000. For a company whose sales prior to these acquisitions was almost nil, we're looking forward to a 2005 gross of over $30,000,000.....
and profitable. I'm pumped, because we see potential opportunities that will continue to fuel our phenomenal turn around and growth".

Global Concepts, Ltd (GCCP) is a publicly traded company whose major subsidiary Compagnie Logistic Transport Automobile, S.A. (CLTA) prepares thousands of new cars for delivery for Peugeot and Citroen, and has 60 car-carriers doing actual deliveries throughout Europe. One of CLTA's divisions, TransCuisinier moves containerized freight throughout France, at night, for all the major international airfreight forwarders including UPS, FEDEX and DHL.

In the U.S., GCCP has two divisions.

J & J Marketing has designed a line of skin treatment creams that contain no chemical additives or preservatives, for use by both men and women. It's marketed under the brand name Savage Beauty.

For further information, visit www.rascals.net or contact Ed Rodriguez at 973-233-1233.

The information in this Press Release includes certain "forward-looking" statements within the meaning of the Safe Harbor provisions of Federal Securities Laws. Investors are cautioned that such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will provide to be correct. Factors that could cause results to differ include, but are not limited to successful performances of internal plans, the impact of competitors, and general economic risks and uncertainties.